Exhibit 99.1

FOR IMMEDIATE RELEASE

February 27, 2009

CONTACT:	Ronald J. Domanico
Senior Vice President and
Chief Financial Officer
(770) 948-3101

CARAUSTAR INDUSTRIES, INC. REPORTS

FOURTH QUARTER AND FULL-YEAR 2008 RESULTS

Sales Reflect General Economic Downturn, Though Ongoing Rightsizing and

Rationalization Efforts Result in Operational Improvements

•	Q4 Net Sales down 16 percent, 2008 Net Sales down 4 percent

•	Gross margins improve in most segments

•	Year-end cash balance of $35.5 million

•	Amended Revolving Credit Agreement to Defer Notice Date

ATLANTA, Georgia - Caraustar Industries, Inc. (NASDAQ: CSAR) today announced that sales from continuing operations for the fourth quarter ended December 31, 2008 were $171.7 million, compared to sales of $203.9 million for the same quarter in 2007. Loss from operations before restructuring and impairment costs for the fourth quarter ended December 31, 2008 was $2.5 million compared to a loss of $4.4 million for the same quarter in 2007. Net loss from continuing operations for the fourth quarter of 2008 was $22.7 million, or a loss of $0.79 per share, compared to 2007 fourth quarter loss of $7.0 million, or $0.25 per share. The fourth quarter 2008 and 2007 results from continuing operations included a pre-tax restructuring and impairment charge of approximately $8.7 million, or $0.19 per share, and $3.5 million, or $0.08 per share, respectively. The fourth quarter 2008 included increased tax expense of $9.1 million, or $0.32 cents per share from valuation reserves applied to the company’s deferred tax assets. The $3.4 million decrease in pre-tax operating results was primarily attributable to higher restructuring and impairment costs of $5.1 million, which were partially offset by lower interest expense of $0.5 million and lower selling, general and administrative costs of $0.5 million.

Total paperboard volume for the fourth quarter of 2008 decreased approximately 57.4 thousand tons, or 26.6 percent, compared to the same quarter last year. The decrease was attributable to 28.0 thousand tons of fewer gypsum facing paper and other specialty paperboard tons from PBL (Premier Boxboard Limited LLC), which membership interest was sold on July 24, 2008, a 9.3 thousand ton decrease in other (non-PBL) gypsum facing paper and a 17.9 thousand ton decrease in tube and core board. The decline in gypsum facing paper is associated with declines in the construction industry, and the shortfall in tube and core was driven by the

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Caraustar Industries, Inc.

February 27, 2009

July 2008 closure of our Chattanooga URB mill and general economic conditions. In the fourth quarter of 2008, Caraustar’s mill capacity utilization was 73.6 percent, compared with industry capacity utilization of 77.2 percent. Versus the same quarter last year, mill margins improved $74 per ton as increased selling prices of $28 per ton and decreased fiber costs of $53 per ton were partially offset by higher fuel and energy costs of $7 per ton. This per ton increase in energy costs is attributable to decreased volume – which provides fewer tons over which to spread fixed costs – and increased energy consumption to heat our facilities. Tube and core margins increased $34 per ton, primarily due to an increase in selling price. Compared to the fourth quarter of 2007, gross margins improved in all business segments except our recovered fiber group segment which experienced decreased margin due to the sharp decline in recovered fiber prices in the fourth quarter 2008.

Michael J. Keough, president and chief executive officer of Caraustar, commented, “Caraustar felt the impact of the global recession in the fourth quarter as demand decreased in most of the end use markets we serve. This decrease was particularly hard felt by our business segments that are driven by industrial production. While the fourth quarter is typically slow seasonally, we experienced softness greater than historic seasonality, which led to manufacturing inefficiencies and extended downtime at many of our production facilities. Partially offsetting reduced volume were dramatically lower fiber costs, higher selling prices, and lower selling, general and administrative costs.

“Year-to-date in 2009, volume seems more solid than in the fourth quarter 2008 and we believe our current liquidity position is adequate to support our day-to-day business operations. We continue to work diligently on a resolution of the near-term maturity of our 2009 Senior Note, and the 2009 and 2010 noteholders have formed an ad hoc committee, which has facilitated discussions. The company has retained legal and financial advisors and expects that our discussions with the ad hoc committee will be productive. We will continue to consider all options. As developments unfold, we will communicate to all of our constituents, as appropriate.

“Our skilled employees and the proactive steps we have taken in the past three years have provided us with the appropriate cost structure to meet current challenges, even given this recessionary economy. It has taken a lot of hard work from the entire Caraustar team to better position the business to demonstrate operational improvement against a tough economic backdrop. We look forward to positioning our company for a bright future.

“We have been undergoing a Strategic Transformation Plan, through which we have rationalized our portfolio by exiting under-performing businesses; right-sized operations through consolidation of facilities; significantly reduced SG&A costs; and increased financial flexibility by redeeming the 2010 Senior Subordinated Notes, paying off the term loan and paying down all outstanding balances on the revolving credit facility.”

On December 9, 2008, Caraustar announced that it is finalizing and will complete a cost take-out plan, including additional corporate staff reductions. To date, the company has eliminated 49 positions, with projected annual pre-tax savings of approximately $7.0 million. Caraustar will incur approximately $2.8 million in costs associated with this restructuring activity, which costs are comprised primarily of severance and other employee related items. The company expects to complete its corporate reductions on or before the end of the first quarter of 2009. On December 11, 2008 the company announced the permanent closure of its Richmond Paperboard mill. Non-cash impairment of fixed assets of $5.3 million and cash costs, related to severance, of approximately $435 thousand were incurred in the year ended December 31, 2008.

Year ended December 31, 2008

Sales from continuing operations for the year ended December 31, 2008 were $819.7 million compared to sales of $854.2 million for the same period in 2007. Income from operations before restructuring and impairment costs for the year ended December 31, 2008 was $10.1 million compared to $3.2 million for the same period in 2007. Net loss from continuing operations for the year ended December 31, 2008 was $98.7 million, or a loss of $3.44 per share, compared to a loss of $17.6 million, or a loss of $0.62 per share, in the same period last year. Results from continuing operations for the years ended December 31, 2008 and 2007 included

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Caraustar Industries, Inc.

February 27, 2009

restructuring and impairment costs of approximately $14.4 million, or $0.31 per share, and $13.2 million, or $0.29 per share, respectively. The $91.3 million decrease in pre-tax operating results was primarily attributable to 2008 impairment of goodwill of $125.3 million, which was partly offset by lower selling, general and administrative costs of $4.2 million, lower interest expense of $2.3 million, increased income from unconsolidated affiliates of $1.9 million, and a $23.8 million gain on the sale of the company’s fifty-percent ownership interest in PBL.

On July 24 2008, Caraustar sold its fifty-percent interest in PBL to its joint venture partner, Temple Inland, Inc. for $62 million pre-tax. The company used approximately $31 million of the proceeds to repay all outstanding debt under its Senior Credit Facility and had excess sale proceeds of approximately $31 million. The company also announced on July 22, 2008 the closure of its Chattanooga Paperboard mill, which is expected to save approximately $9.0 million (pre-tax) in costs annually. Non-cash impairment of fixed assets of $5.0 million was recorded as of September 30, 2008 and cash costs (related to severance) of approximately $834 thousand were incurred in the year ended December 31, 2008. At June 30, 2008, the company had $125.3 million of recorded goodwill, which represented the excess purchase price over the fair value of the net tangible and intangible assets acquired in prior periods. Goodwill is reviewed at least annually or more frequently on the occurrence of events or circumstances which may indicate that carrying values exceed the fair values. During the third quarter of 2008, the company determined that recorded amounts of goodwill were not supported by the fair values as calculated by several methods, including the impact of the decline in the company’s share price during the quarter. Accordingly, a non-cash goodwill impairment loss of $125.3 million was recorded as of September 30, 2008.

Liquidity

The company ended 2008 with a cash balance of $35.5 million compared to $6.5 million at December 31, 2007. For the years ended December 31, 2008 and 2007, the company generated $10.4 million and $0.4 million, respectively, of cash from operating activities. The $10.0 million increase in cash generated was primarily due to improved operating results, excluding both the goodwill impairment and the gain on the sale of PBL. Year-to-date capital expenditures decreased to $12.2 million from $26.6 million in 2007.

The company reduced its total debt by $31.8 million from December 31, 2007 to December 31, 2008 and as of December 31, 2008; the company had $22.0 million of availability under its Senior Credit Facility, after giving effect to $15.7 million in letters of credit and the $20.0 million minimum availability reserve, both of which reduce availability. The company has approval from its bank group to amend its Senior Credit Facility to defer the March 1, 2009 notification date, at which time the company would have been required to advise the participating lenders in the bank group of the company’s plan to refinance or defease the 7.375 percent Senior Notes, to April 30, 2008.

The 7.375 percent Senior Notes due on June 1, 2009 are recorded as a current liability, which results in a working capital deficit as of December 31, 2008. Given the turmoil in the credit markets, it is likely that the company will not be able to refinance its Senior Notes. Continuing as a going concern is dependent on a satisfactory refinancing or restructuring of the Senior Notes, which will involve negotiations with the noteholders. We expect to be able to continue to service our customers’ needs and expect no disruptions to our operations. The outcome of the negotiations, however, is uncertain. Accordingly, as of December 31, 2008, there is substantial doubt regarding the company’s ability to continue as a going concern. The financial statements do not include any of the adjustments that would be required to reflect possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Caraustar Industries, Inc. (NASDAQ: CSAR) will host a conference call to present fourth quarter and year-end results on Friday, February 27, 2009 beginning at 9:00 a.m. (ET) that will be webcast. In order to listen to the webcast of its conference call, listeners can log on to the Caraustar website at www.caraustar.com and look for the webcast button/icon on the “Investor Relations” page.

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Caraustar Industries, Inc.

February 27, 2009

Caraustar Industries, Inc. is one of North America’s largest integrated manufacturers of 100% recycled paperboard and converted paperboard products. The company is a socially responsible corporation, is committed to environmentally sound practices and is dedicated to providing customers with outstanding value through innovative products and services. Caraustar has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled boxboard product end-use markets: tubes and cores; folding cartons; gypsum facing paper and specialty paperboard products. For additional information on Caraustar, please visit the company’s website at www.caraustar.com.

This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results, financial condition, business plans and industry trends and their potential impact on the company’s business and financial results. Statements that are not statements of historical fact, as well as statements including words such as “expect,” “intend,” “will,” “believe,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “would,” “could,” “should,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by such statements. Such risk factors include, among others: fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, the degree of market receptiveness to price increases and energy surcharges, changes in demand for the company’s products, the degree of success achieved by the company’s new product initiatives, uncertainties related to the company’s ability to successfully complete certain asset sales to finance a portion of the redemption of its debt, future financing plans and needs, the impact on the company of its results of operation in recent years and the sufficiency of its financial resources to absorb the impact, changes in government regulations, the company’s ability to service its substantial indebtedness, and unforeseen difficulties with the consolidation, integration of the company’s accounting and control operations and IT systems. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and 8-K, as amended, filed with or furnished to, the Securities Commission. These documents may be accessed through the web site of the Securities and Exchange Commission (www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

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P. O. BOX 115    •    AUSTELL, GA 30168-0115

AUSTELL THREADMILL COMPLEX    •    5000 AUSTELL-POWDER SPRINGS ROAD    •    SUITE 300

AUSTELL, GA 30106-2440    •    PHONE 770 . 948 . 3101

www.caraustar.com

Caraustar Industries, Inc.

Unaudited Supplemental Data

Volume Sold (tons):

	In thousands
	Q4 2008	Q3 2008	Q2 2008	Q1 2008	Q4 2007
CSAR Mill Tons Sold (Market) *	61.9	92.0	112.0	114.6	101.5
CSAR Mill Tons Converted	64.2	82.9	84.9	82.0	82.1

Total CSAR Mill Tons *	126.1	174.9	196.9	196.6	183.6
Outside Paperboard Purchased	32.3	45.0	38.5	37.4	32.2

Total Paperboard Controlled *	158.4	219.9	235.4	234.0	215.8

Tube & Core Tons	56.5	77.4	74.8	72.3	74.4
Folding Carton Tons	51.1	63.5	59.5	62.5	52.0
Gypsum Paper Tons *	9.6	26.7	50.7	50.6	44.6
Other Specialty Tons *	41.2	52.3	50.4	48.6	44.8

Total Paperboard Controlled *	158.4	219.9	235.4	234.0	215.8

PBL gypsum facing and other specialty paper sold *	0.0	11.8	36.2	33.4	28.0

Changes in Selling Price and Costs ($/ton):

	Q4 2008 vs. Q4 2007	Q4 2008 vs. Q3 2008
Mill Average Selling Price	$28.3	$15.5
Mill Average Fiber Cost	(52.6)	(47.0)
Mill Average Fuel & Energy Cost	7.3	(1.2)

Net Increase	$73.6	$63.7

Tubes and Cores Average Selling Price	$36.2	$22.8
Tubes & Cores Average Paperboard Cost	2.2	22.2

Net Increase	$34.0	$0.6

Reconciliation of Net Cash Provided by (Used in) Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (as defined by our Senior Credit Facility Agreement):

	In thousands
	Q4 2008	Q3 2008	Q2 2008	Q1 2008	Q4 2007
Net cash provided by (used in) operating activities	$696	$11,362	$2,043	$(3,718)	$5,909
Changes in working capital items and other	(8,140)	(6,228)	198	9,786	(11,523)
Provision (benefit) provision for income taxes	8,014	(21,258)	(3,327)	437	(3,923)
Change in deferred taxes	(5,286)	24,752	3,339	(361)	4,029
Interest expense	3,908	3,999	4,214	4,328	4,401
Return of investment in unconsolidated affiliates	—	182	713	1,085	1,797

EBITDA **	$(808)	$12,809	$7,180	$11,557	$690

*	Includes gypsum facing and other specialty paper sold by Caraustar's 50%-owned, unconsolidated Premier Boxboard (“PBL”) joint venture.
**	This item is not a financial measure under generally accepted accounting principals (GAAP) in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented should not be used to evaluate the Company's performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful in evaluating the Company's ongoing comparable operating results, cash position and its ability to generate cash. The tables above include a reconciliation of this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	For The Three Months Ended December 31,		For The Years Ended December 31,
	2008	2007	2008	2007
Sales	$171,676	$203,915	$819,658	$854,219
Cost of goods sold	148,815	182,481	710,565	747,780
Selling, general and administrative expenses	25,327	25,855	98,969	103,193

(Loss) income from operations before restructuring and impairment costs and goodwill impairment	(2,466)	(4,421)	10,124	3,246
Goodwill impairment	—	—	125,252	—
Restructuring and impairment costs	8,664	3,516	14,421	13,183

Loss from operations	(11,130)	(7,937)	(129,549)	(9,937)
Other (expense) income:
Interest expense	(3,908)	(4,401)	(16,449)	(18,760)
Interest income	214	50	424	208
Equity in income of unconsolidated affiliates	—	826	3,665	1,770
Gain on sale of interest in unconsolidated affiliates	—	—	23,807	19
Other, net	141	196	424	370

	(3,553)	(3,329)	11,871	(16,393)

Loss from continuing operations before income taxes	(14,683)	(11,266)	(117,678)	(26,330)
(Provision) benefit for income taxes	(8,014)	4,276	18,966	8,712

Loss from continuing operations	(22,697)	(6,990)	(98,712)	(17,618)

Discontinued operations:
Income (loss) from discontinued operations before income taxes	—	569	—	(8,221)
(Provision) benefit for income taxes of discontinued operations	—	(353)	—	1,323

Income (loss) from discontinued operations	—	216	—	(6,898)

Net loss	$(22,697)	$(6,774)	$(98,712)	$(24,516)

Basic (loss) income per common share
Continuing operations	$(0.79)	$(0.25)	$(3.44)	$(0.62)

Discontinued operations	$0.00	$0.01	$0.00	$(0.24)

Net loss	$(0.79)	$(0.24)	$(3.44)	$(0.86)

Weighted average number of shares outstanding	28,748	28,640	28,700	28,621

Diluted (loss) income per common share
Continuing operations	$(0.79)	$(0.25)	$(3.44)	$(0.62)

Discontinued operations	$0.00	$0.01	$0.00	$(0.24)

Net loss	$(0.79)	$(0.24)	$(3.44)	$(0.86)

Diluted weighted average number of shares outstanding	28,748	28,640	28,700	28,621

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$35,514	$6,548
Receivables, net of allowances	56,389	74,207
Inventories	53,728	65,412
Refundable income taxes	—	104
Current deferred tax assets	—	5,841
Other current assets	7,084	7,061
Assets of discontinued operations held for sale	96	96

Total current assets	152,811	159,269

Property, plant and equipment:
Land	9,541	9,803
Buildings and improvements	78,153	83,685
Machinery and equipment	403,965	402,968
Furniture and fixtures	32,511	32,345

	524,170	528,801
Less accumulated depreciation	(305,327)	(288,892)

Property, plant and equipment, net	218,843	239,909

Goodwill	—	122,542

Investment in unconsolidated affiliates	—	39,117

Other assets	10,096	11,183

	$381,750	$572,020

LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Current maturities of debt	$190,597	$5,830
Accounts payable	35,481	63,968
Accrued interest	1,616	1,773
Accrued compensation	11,233	9,828
Accrued pension	496	496
Capital lease obligations	11	72
Income taxes payable	3,198	—
Other accrued liabilities	20,586	20,913

Total current liabilities	263,218	102,880

Long-term debt, less current maturities	36,431	253,012

Long-term capital lease obligations	—	14

Deferred income taxes	—	34,082

Pension liability	73,774	27,980

Other liabilities	16,305	14,233

Shareholders' equity
Common stock	2,995	2,947
Additional paid-in capital	193,846	192,978
Retained deficit	(133,839)	(35,127)
Accumulated other comprehensive loss	(70,980)	(20,979)

Total shareholders' (deficit) equity	(7,978)	139,819

	$381,750	$572,020

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Years Ended December 31,
	2008	2007
Operating activities:
Net loss	$(98,712)	$(24,516)
Depreciation and amortization	18,218	19,907
Equity-based compensation expense	700	1,335
Goodwill impairment	125,252	—
Restructuring and impairment costs	9,624	9,692
Deferred income taxes	(22,444)	(10,496)
Gain on sale of interest in unconsolidated affiliates	(23,807)	(19)
Equity in income of unconsolidated affiliates	(3,665)	(1,770)
Distributions from unconsolidated affiliates	3,665	2,203
Changes in operating assets and liabilities, net of acquisitions	1,552	4,100

Net cash provided by operating activities	10,383	436

Investing activities:
Purchases of property, plant and equipment	(12,182)	(26,601)
Proceeds from disposal of property, plant and equipment	3,703	7,054
Proceeds from sale of assets held for sale	—	21,680
Acquisition of businesses, net of cash acquired	(5,359)	—
Changes in restricted cash	(41)	(147)
Net proceeds from the sale of interest in unconsolidated affiliates	60,944	161
Return of investment in unconsolidated affiliates	1,980	1,838
Investment in unconsolidated affiliates	—	(78)

Net cash provided by investing activities	49,045	3,907

Financing activities:
Proceeds from senior credit facility - revolver	79,921	143,160
Repayments of senior credit facility - revolver	(90,260)	(137,821)
Repayments of senior credit facility - term loan	(20,048)	(11,063)
Proceeds from note payable	—	7,436
Payments for capital lease obligations	(75)	(549)
Issuances of stock, net of forfeitures	—	20

Net cash (used in) provided by financing activities	(30,462)	1,183

Net change in cash and cash equivalents	28,966	5,526
Cash and cash equivalents at beginning of period	6,548	1,022

Cash and cash equivalents at end of period	$35,514	$6,548

Supplemental Disclosures:

Cash payments for interest	$18,783	$20,876

Income tax payments, net of refunds	$1,218	$(958)